BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

CORPORATE SPEAKERS:
Robin L. Oliver
BayFirst Financial; President, Chief Operating Officer
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer
Thomas G. Zernick
BayFirst Financial; Chief Executive Officer and Director
ANALYSTS:
Ian Green
Pendragon Capital
Ross Haberman
Rlh Investments, LLC

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corp. Q3 2024 Conference Call and Webcast. [Operator Instructions]. This call is recorded on Friday, October 25, 2024.
I would now like to turn the conference over to Tom Zernick, CEO. Please go ahead.
Thomas G. Zernick
CEO & Director
Thanks, Dan. Good morning, and thank you for participating on our call today. I have with me Robin Oliver, our President and Chief Operating Officer; and our CFO, Scott McKim.
Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward-looking statements contained on Page 2 of the investor presentation.
The past month has provided an unprecedented level of challenges for our Tampa Bay community, our customers and our team members. After 2 very destructive hurricanes over a 2-week period, our bank demonstrated a very high level of resiliency built on solid planning and preparation. Our people and facilities were tested by severe flooding, extreme wind, and over 20 inches of rainfall. Even with those impacts, our full branch network was up and running within 2 business days after each hurricane. We continued to fund loans and our heart-of-the-house operations teams never stopped working. Today, we are actively engaged with our customers to support their immediate needs. I want to personally thank all of our employees, many of whom lost their homes, belongings or vehicles who have maintained a level of service and commitment, which makes BayFirst the premier community bank of Tampa Bay.
During the third quarter, we produced net income of $1.1 million. This represents a 31% increase over Q2 2024 with earnings of $900 thousand. Net income increased due to higher net interest income and higher revenue from servicing income and gains on sales of $0.5 million quarter over quarter.

BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

Let me now share some highlights from around BayFirst. Our convenient and attractive network of 12 banking centers grew deposit balances 13% and net new accounts 11% year-to-date ending the quarter at $1.11 billion.
BayFirst has maintained a granular deposit base and continues to benefit from 78% of deposits being insured on September 30, 2024. In fact, our total number of households exceeds 24,500. On the lending side, BayFirst continues to enjoy minimal commercial exposure in the CRE space with nonowner-occupied CRE, representing only 6.3% of our loans held for investment at the end of the quarter. Loans held for investment increased by $34 million or 3% during the third quarter of 2024 to $1.04 billion.
The company's government guaranteed loan origination platform originated $94.4 million in new government guaranteed loans during the third quarter of 2024, a slight decrease from $98.7 million of loans produced in the previous quarter and a 39% decrease from $155.9 million of loans produced during the third quarter of 2023.
The company's Bolt loan program is an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. Since the launch of this product in 2022, the company has originated 5,231 Bolt loans totaling $676.6 million, of which 502 Bolt loans totaling $65.2 million were originated during the third quarter. During the quarter, the company originated $167 million of loans and sold $84 million of government guaranteed loan balances. I'm also pleased to announce that BayFirst finished the SBA fiscal year as the #5 lender by units in the United States by approving 3,187 loans for $508 million.
Our commitment to building a strong community bank continues to be reinforced by the recent hiring of a director of business banking, who will focus on the banking needs, including deposits and treasury management services for small businesses across our Tampa Bay footprint. Furthermore, we added another dedicated commercial lender during Q3 to manage the lending needs of these small businesses.
Finally, I am excited to share that our bank was ranked the top bank in Florida by Forbes Magazine for 2024. This is a humbling achievement, and I am very proud of our team for this accomplishment and want to thank all of our customers who voted for this recognition.
Now I will pass the microphone on to Scott McKim, our CFO, to provide an overview of our financial performance.
Scott J. McKim
Executive VP & CFO
Thank you, Tom. Good morning, everyone.
As Tom mentioned, our net income was $1.1 million in the third quarter and balances of loans held for investment grew $34 million or 3% during the quarter and overall total assets increased $27 million to $1.25 billion or 2% during the quarter. Year over year, total assets have increased by $111 million or 10%.
Total deposits increased by $69.8 million or 7% during the third quarter of this year and increased by $94 million from the third quarter of 2023. Total deposits ended the quarter at $1.1 billion.
Shareholders' equity at the end of the quarter was $102.3 million and is $8.1 million higher than the end of the third quarter of 2023. We also had a sizable decrease in accumulated other comprehensive losses of $801 thousand during the quarter. Our tangible book value increased to $20.86 per share from $20.54 per share at the end of the second quarter.

BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

Net interest income was $9.4 million in the third quarter, up $300 thousand or 3% compared to the second quarter and up $1.1 million from the year ago quarter. Net interest margin decreased 9 basis points from the second quarter. However, this decrease is mostly from a one-time recognition of unamortized premium on a purchased USDA government guaranteed loan, which prepaid during the quarter. Excluding this one-time event, the net interest margin would have decreased by only 1 basis point in the third quarter.
Noninterest income was $12.3 million for the third quarter of 2024, up $570 thousand, reflecting higher gains on sale of government guaranteed loans. Compared to the third quarter of 2023, noninterest income was down $2.4 million, reflecting lower gain on sale proceeds as the bank's salable SBA 7(a) loan volume was down 39% compared to the third quarter of last year, as Tom had mentioned.
Noninterest expense increased slightly by $400 thousand in the third quarter due to an increase in bonus commissions and incentive compensation. Compared to the third quarter of 2023, noninterest expense was $400 thousand lower driven by lower marketing expenses and nondeferrable loan origination costs as well as bonus commission and other incentive compensation, all of which are offset by higher loan origination and collection costs during the quarter.
Our provision for credit losses was $3.1 million in the third quarter compared to $3.3 million in the second quarter and also $3.0 million in the third quarter of 2023. Net charge-offs decreased by $500 thousand, primarily from lower charge-offs on unguaranteed SBA 7(a) loan balances. The ratio of allowance for credit losses to total loans held for investment at amortized costs was relatively flat for the quarter compared to last quarter, sitting at 1.48% as of September 30 and 1.50% at June 30, 2024, and 1.68% as of September 30, 2023. Robin will talk about how our efforts to actively manage our SBA 7(a) portfolio have positively impacted net charge-offs over the past 2 quarters.
Our portfolio of unsecured consumer loans purchased from a third party generated $305 thousand worth of net charge-offs during the quarter and that is down $300 thousand from second quarter, a very positive impact on this portfolio. As we have previously mentioned, the unsecured consumer loan exposure continues to pay down and as expected, its impact on net charge-offs continued to dissipate.
At this time, I'll turn things over to Robin for more discussion.
Robin L. Oliver
President & COO
Thank you, Scott. I will further delve into credit quality as it is a key focus for us, particularly given the nature of our SBA portfolio. The vast majority of our SBA loans are tied to prime adjusting quarterly and as such, many of our borrowers have seen significant increases in their payments over the past 2 years at the same time they are dealing with higher inflation. To try to help these small businesses survive and mitigate loan losses, as we disclosed last quarter, the bank developed an express modification program for SBA 7(a) borrowers at the end of Q2 to help borrowers who are struggling to make their payments. To date, 400 SBA 7(a) loans have been modified to lower their payments by extending their maturity dates. These continued efforts helped reduce net charge-offs during the quarter and provided welcome relief to these small businesses.
Annualized net charge-offs as a percentage of average loans held for investment at amortized costs were 1.16% for the third quarter of 2024 down from 1.45% in the second quarter and up slightly from 1.13% in the third quarter of 2023. Nonperforming assets to total assets were 1.38% as of September 30, 2024 compared to 1.28% as of June 30 and up from 0.88% as of September 30, 2023, with the increase this

BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

quarter largely being driven by 2 larger loans. We will continue to monitor our portfolio closely and actively work with struggling borrowers to help them get back on track, and we believe a decline in interest rates in the near term will be a benefit to our credit quality as well as a boost to production.
Switching gears, I'd also like to comment briefly on some key operational initiatives. As we've discussed in prior quarters, our loan origination platform called PowerLOS is a key tool for BayFirst and is currently used to originate our high-volume Bolt loan product. PowerLOS is continually being enhanced with new functionality to make the loan origination process faster and more efficient as well as a better experience for our borrowers and referral partners. Just this week, we upgraded the customer facing part of this platform with a better and more efficient enhancement that will allow us to scale our process even further. In addition, we are working to get all other commercial loan products into this origination platform before the end of the year to further maximize our teams and reduce processing costs.
Besides PowerLOS, there are several other initiatives that are in progress that are designed to increase our efficiency, lower costs and maximize the investments we've already made in technology and in our banking centers. As we've said in the past, we are actively working to make continual progress to improve our earnings and our efficiency ratio. While we are pleased with the progress this quarter, we are excited for many of these initiatives to come to fruition to further boost our results and keep our progress moving up and to the right.
At this time, I will turn it back to Tom for any final comments.
Thomas G. Zernick
CEO & Director
Thank you, Robin, and thanks again to all of you for joining our call this morning, and management looks forward to continuing to build the strongest community bank franchise in Tampa Bay. Have a great day. And at this time, I will open it up for questions.

QUESTIONS AND ANSWERS
Operator
[Operator Instructions]. Your first question comes from Ross Haberman of Rlh Investments.
Ross Haberman
Rlh Investments, LLC
Good morning, I'm sorry, I got on a bit late. Could you address, if you had and I apologize, your exposure to the recent storms and what is your exposure if you had much. Thank you.
Thomas G. Zernick
CEO & Director
Ross, this is Tom Zernick. Obviously, we have a significant consumer loan base here in the Tampa Bay market as well as a number of SBA and conventional clients. We have had a chance to do outreach to all of them, offering them deferral, etc, if they need them. So we've been very proactive on it, and we expect to be able to support them in any way we can. And I think giving them a much needed deferral at this point if their businesses were impacted or their house was impacted, we will continue to work with both the consumer product line as well as our business loan product.
Ross Haberman
Rlh Investments, LLC
Have you put a dollar amount on what your total exposure is?

BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

Scott J. McKim
Executive VP & CFO
Ross, I would tell you, at this point, I don't really have a number to put on it. As Tom mentioned, we've been pretty proactive as far as working with people and there's -- there are requests for, "hey, I need a little bit of relief," but there's also a lot of people saying, "I was prepared. And going forward, we're going to be -- we'll be okay." So we are about -- gosh, maybe close to 3 weeks from hurricane #2. And there are cleanup efforts are underway, and I think we'll have a better read on that going forward. But right now, it's a little bit difficult just to put a dollar figure around it.
Robin L. Oliver
President & COO
And I would add that our products are -- if it's a home equity loan, for example, in a flood zone, I mean there is adequate insurance on our businesses and our consumer products inside any of these flood zones. So -- and businesses are getting back up and running more quickly than you might imagine on some of these barrier islands. So I think, hopefully, there's more of just a short-term stop gap that we may need to provide certain individuals or businesses.
But we do expect this area to come back quickly, and we are very diligent in making sure that we have the proper insurances on all of the properties that secure any of our loans.
Operator
[Operator Instructions]. Our next question comes from Ian Green of Pendragon Capital.
Ian Green
Pendragon Capital
I'm somewhat new to the -- to understanding your bank. But I was wondering if you could talk a little bit about your preferred stock that's out there. Is that able to be redeemed early? And would it make sense? It seems like it's kind of somewhat high cost. It's not a huge piece of your capital structure, but I was wondering if it just -- if it's something that could be cleaned up or you have an idea of cleaning it up.
Scott J. McKim
Executive VP & CFO
Ian, this is Scott. I'll -- let me try to answer those questions for you. So the preferred A is something that we could redeem at this point. The other 2 preferred series had a 3-year no-call attached to it. So the bank cannot initiate or would not initiate any sort of redemption around those 2 preferreds. The redemption process is to redeem them at what the current tangible book value of the stock is. So although the holder has that opportunity for them, they need to make their own decision as to whether or not economically it makes sense for them to do it.
But as I mentioned, it's -- the bank does not have any immediate plans on the first series to begin redeeming them. Your question is the right one. And I think that ultimately trying to manage that capital stock is something that we're looking at both in the short term and in the long term.
Ian Green
Pendragon Capital
Okay. And a second question, if I could sneak one in, is the net interest margin. It seemed to decline a little bit quarter over quarter. Again, are you seeing an inflection point? Or can you -- how is your balance sheet positioned given possibly -- we've already had 50 basis points of short-term reduction and possibly another 25 on the horizon next month. Do you see that you've hit an inflection yet or...

BayFirst Financial Corp.
Third Quarter 2024 Earnings Call

Scott J. McKim
Executive VP & CFO
Yes. Great question as well. The -- just to repeat as far as the third quarter, the 9-basis point reduction in our margin basis, 8 points of that was related to a one-time recognition of a premium that we had to recognize on a USDA loan that prepaid during the quarter. And that's not something that we -- that will occur again. And if you exclude that, the impact on the margin really was only down 1 basis point from the second quarter to the third quarter. So we're right around the 340 to 345 range as you look at it.
The rate decrease that occurred in September and any future rate decreases will impact both sides of our balance sheet. First and foremost, when a rate change occurs, our variable price consumer loans, for example, HELOCs reprice the next day. The SBA loans that we carry on our balance sheet actually do not reprice until the first calendar day of the following quarter. So with that September change, the rate decrease didn't take it into account until October 1, and any changes that we see in the fourth quarter will not be effective until January 1.
So what does that mean in terms of the overall net interest margin? Well, we have some ability to manage the pricing on our deposits on the other side of the balance sheet, and whereas I will not claim that we are discretely match funded, we are working to maintain that both sides of the balance sheet are going to reprice under similar characteristics. If anything, I'd expect us to have a very small short-term compression of the margin, which should probably, I don't know, take maybe 60 to 90 days to recover as we roll through the period. But a lot of that's going to depend on how much and how quickly the Fed decides to reduce interest rates. The good news is we just aren't exposed to large swings one way or the other.
Operator
This concludes the question-and-answer session and today's conference. Thank you for attending. You may now disconnect your lines.
Scott J. McKim
Executive VP & CFO
Thanks, everyone.